Exhibit 4.31

This is an English Translation

Shanxi Guoxin Investment (Group) Corporation

Vimicro Corporation

Beijing Zhongxing Tianshi Consulting Company

Investment Agreement Regarding the Establishment of Zhongtianxin Science and Technology Co., Ltd.

July 13, 2012

This Investment Agreement (this “Agreement”) is made and entered into on July 13, 2012 in Taiyuan, Shanxi Province, the People’s Republic of China (“China,” which excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan for the purpose of this Agreement only), by and between:

(1)               Shanxi Guoxin Investment (Group) Corporation (“Guoxin Group”), an enterprise owned by the whole people, duly incorporated in Shanxi Province and validly existing under the laws of China, domiciled at 69 Fuxi Street, Taiyuan, and with the registration number of the Business License of Legal Person as 140000100005387;

(2)               Beijing Vimicro Corporation (“Vimicro China”), a limited liability company duly incorporated in Beijing and validly existing under the laws of China, domiciled at 15/F, Shining Tower, 35 Xueyuan Road, Haidian District, Beijing, and with the registration number of the Business License for Legal Person as 110000410198148; and

(3)               Beijing Zhongxing Tianshi Consulting Company (“VMF Consulting Company”), a limited liability company duly incorporated in Beijing and validly existing under the laws of China, domiciled at Room 1608, Shining Tower, 35 Xueyuan Road, Haidian District, Beijing, and with the registration number of the Business License for Legal Person as 110108013434884.

Guoxin Group, Vimicro China and VMF Consulting Company are referred to individually as a “Party,” collectively as the “Parties” and comparatively as “other Parties.”

Whereas:

(A)           Guoxin Group, Vimicro China and VMF Consulting Company intend to establish a joint venture initially to be named “Zhongtianxin Science and Technology Co., Ltd. (“Joint Venture”), which is intended to primarily be engaged in R&D, manufacturing, installation, construction, operation and sales transaction related to security monitoring products, video perception and intelligent application, and is secondarily intended to be engaged in other business activities (excluding business items that require an administrative license);

(B)            Vimicro International Corporation (“Vimicro Cayman”) is a company duly incorporated in the Cayman Islands and listed on NASDAQ, and directly holds one hundred percent (100%) of the equity of Vimicro China as of the date of this Agreement.

NOW THEREFORE, the Parties agree as follows:

1.                    This Cooperation

Subject to the terms and conditions specified herein, Guoxin Group, Vimicro China and VMF Consulting Company agree to establish the Joint Venture in Taiyuan, Shanxi (“This Cooperation”).

2.                    Joint Venture

2.1.          The registered capital of the Joint Venture will be RMB one hundred million (RMB 100,000,000); the total share capital will be one hundred million (100,000,000) shares with the par value per share being RMB one (RMB 1.00). Where:

(1)     Guoxin Group makes a financial contribution of RMB ninety eight million (RMB 98,000,000) to subscribe for forty nine million (49,000,000) shares of the Joint Venture;

(2)     Vimicro China subscribes for forty nine million (49,000,000) shares of the Joint Venture with (a) RMB twenty six million (RMB 26,000,000) in cash and (b) RMB seventy two million (RMB 72,000,000) contributed by means of intellectual properties, a total of RMB ninety eight million (RMB 98,000,000);

(3)     VMF Consulting Company subscribes for two million (2,000,000) shares of the Joint Venture with RMB four million (RMB 4,000,000).

2.2.          The Joint Venture will be primarily engaged in R&D, manufacturing, installation, construction, operation and sales businesses related to security monitoring products, video perception and intelligent applications, and will be secondarily engaged in other business activities (excluding those that require an administrative license).

2.3.          Before foundation of the Joint Venture, Vimicro China and VMF Consulting Company shall promote and ensure that Deng Zhonghan shall act as the Chief Scientist of the Joint Venture, and that the core managers (“Core Managers”) related to the businesses under the Business Integration of Vimicro Group (as defined below) shall enter into employment agreements with the Joint Venture that remain in effect for no less than ten (10) years and take effect upon the establishment of the Joint Venture. After foundation of the Joint Venture, Vimicro China and VMF Consulting Company shall be responsible for seeking and recommending managers and technicians required for the research and development, production and operation of the Joint Venture.

2.4.          Vimicro China and VMF Consulting Company commit that they shall, under the approval of the preferential and supportive polices under Article 3 hereof by the People’s Government of Shanxi Province, complete the following (“Business Integration”) within eighteen (18) months upon foundation of the Joint Venture:

(1)           They shall promote and ensure that Vimicro Cayman and its subsidiaries and affiliated companies listed in its consolidated statement (collectively referred to as “Vimicro Group”) as well as the Core Managers transfer the stock rights, businesses, assets, technologies and core technicians of the companies, partners, enterprises and other equities (including but not limited to Vimicro Corporation) engaged in business related to security, directly or indirectly held by them, to the Joint Venture.

(2)           They shall promote and ensure that the Core Managers dismiss their employment relationships with any other entities except the Joint Venture, Vimicro China and VMF Consulting Company.

In case some individual assets fail to be integrated in accordance with the forgoing requirements concerning Business Integration, such assets shall be disposed through consultations between Guoxin Group, Vimicro China and VMF Consulting Company.

2.5.           The Parties confirm that the Joint Venture will have the goal of conducting an initial public offering within the territory of China and listing the issued shares on an appropriate stock exchange (“IPO”) within three (3) years upon commissioning of its initial project, and that Vimicro China, VMF Consulting Company and the Core Managers shall do their utmost and take all necessary actions and measures (including but not limited to the Business Integration) to promote the Joint Venture and realize an IPO within the above timeframe.

The Parties further confirm that completion of Business Integration by Vimicro China and VMF Consulting Company is a key and indispensable premise for the Joint Venture to realize the IPO.

2.6.           After conclusion of this Agreement and before completion of the Business Integration, Vimicro China, VMF Consulting Company, Vimicro Group, the Core Managers as well as their related parties (excluding the Joint Venture) shall not directly or indirectly invest in or hold any rights or interests of any company, partner, enterprise or other entities engaged in Target Business (as defined below) except those companies, partners, enterprises or other entities that they have made investment prior to the date of this Agreement.

2.7.           After completion of the Business Integration, the Joint Venture shall be the only entity and platform for Guoxin Group, Vimicro China, VMF Consulting Company, Vimicro Group, Core Managers as well as their related parties to invest in, implement, engage and operate all the businesses under the whole industry chain including R&D (excluding chip R&D), equipment manufacturing (excluding chip manufacturing), integration, engineering contracting and operations related to the security monitoring industry (“Target Business”).

After completion of the Business Integration, Guoxin Group, Vimicro China, VMF Consulting Company, Vimicro Group, the Core Managers as well as their related parties (excluding the Joint Venture) shall not directly or indirectly engage in any Target Business, directly or indirectly hold any stock rights/shares or other rights or interests of any company, partner, enterprise or other entities engaged in the Target Business.

The Parties confirm that in case the businesses owned by Vimicro China, VMF Consulting Company, Vimicro Group, Core Managers as well as their related parties (including but not limited to R&D and production of chips of security system) (“Related Business”) negatively influence the Joint Venture in conducting an IPO when the Joint Venture satisfies the other conditions necessary to conduct an IPO, Vimicro China, VMF Consulting Company shall (and shall promote Vimicro Group, Core Managers as well as their related parties to) take appropriate means to transfer and integrate the Related Business into the Joint Venture.

2.8.           The Joint Venture will establish an incentive system for management and employees, including equity and cash incentives. When the management of the Joint Venture completes the performance objectives specified by its board of directors and meets the other conditions stipulated by the incentive system, the Joint Venture may give equity and cash incentives to its management. Meanwhile, the Joint Venture may also give equity and cash incentives to its employees in accordance with the contributions made by the employees to it and the importance of such employees’ positions. Management and employees who may be entitled to equity and cash incentives are the core team of Deng Zhonghan as the Chief Scientist, which mainly includes the Core Managers of the Joint Venture and also include the key personnel, directors, consultants, etc. who make outstanding contributions to the performance of the Joint Venture (“Incentivized Employees”).

The particulars of potential equity and cash incentives are as follows:

(1)               Joint Venture’s equity incentives: Incentivized Employees may, prior to the IPO conducted by the Joint Venture, request in writing that the Joint Venture sell new shares to them; provided that the price of the issued new shares shall be determined in accordance with the lowest price permissible under relevant laws and regulations concerning state-owned assets supervision and administration and approved or accepted by the competent state-owned assets supervision department of Guoxin Group (if necessary) (“Approved Minimum Subscription Price”), and that the total shares of the Joint Venture obtained from such equity incentive by the Incentivized Employees shall not exceed 30% of the total shares of the Joint Venture after completion of the last equity incentive.

(2)               Joint Venture’s cash incentives: The Joint Venture may, prior to the IPO conducted by the Joint Venture, without violating relevant laws, regulations and rules concerning state-owned supervision and management and upon approval or acceptance by the competent state-owned assets supervision department of Guoxin Group (if necessary), give cash incentives to all the Incentivized Employees which shall not exceed thirty percent (30%) of its pre-tax profits of the current year annually.

Applicable rules for equity and cash incentives are as follows:

(1)               In case the Approved Minimum Subscription Price is no more than RMB two (2)/share, then only equity incentives may be given to the Incentivized Employees.

(2)               In case the Approved Minimum Subscription Price is more than RMB two (2)/share, then both equity incentive and cash incentives may be given to the Incentivized Employees.

Equity and cash incentives (including but not limited to equity and cash incentives for Incentivized Employees, the Joint Venture’s management with respect to performance objectives, etc.) shall be prepared and formulated by the general manager of the Joint Venture after its establishment, approved by two thirds affirmative votes of the members of the board of directors, approved by over two thirds of the votes held by all the shareholders attending the shareholder’s meeting, and executed after being approved or accepted by the competent state-owned assets supervision department of Guoxin Group (if necessary).

3.                    Supportive and Preferential Government Policies

3.1.           After execution of this Agreement, Guoxin Group and Vimicro China shall be jointly responsible for applying to the Government of Shanxi Province and its relevant departments in obtaining approval and support in designating security monitoring as a strategic emerging industry of Shanxi Province and designating the relevant facilities as “an experimental zone established to aid the transition of national resource-dependent areas undergoing economic transformation” based on the SVAC national core technology standard.

3.2.           After establishment of the Joint Venture, in the event that technologies, products, solutions and operation services that Vimicro China provides to the Joint Venture is recognized as world-advanced and China-leading, Guoxin Group shall be responsible for assisting the Joint Venture in applying to the People’s Government of Shanxi Province and its relevant departments for the following supportive and preferential government policies:

(1)             Assist the Joint Venture in applying to the People’s Government of Shanxi Province to arrange and provide security monitoring projects of a certain scale to the Joint Venture annually and to support industrial application of high and new technologies, where the total contract value of the first-year project are anticipated to not be less than RMB 1 billion, that of the second-year project not less than RMB 2 billion and that of the third-year project not less than RMB 3 billion.

(2)             Guoxin Group shall, after foundation of the Joint Venture, be responsible for seeking financing in an amount not more than RMB 10 billion (inclusive) that may be required in the ordinary course of the Joint Venture’s business.

(3)             Apply for the support from the People’s Government of Shanxi Province and Taiyuan Municipal government in providing land of 200 mu located at Taiyuan Economic & Technical Development Zone for Guoxin Group and Vimicro China to jointly construct an “industrial demonstration zone” (“Industrial Park”).

(4)             After the establishment of the Joint Venture, if the patented technologies or other R&D produced by the Joint Venture (as supported by Vimicro China) are declared by national government department(s) as reaching a national or provincial level and if the value of such technology or R&D is not less than RMB 50 million compared with technology and research achievements within the same industry in China, apply with the People’s Government of Shanxi Province for no less than RMB 50 million to the Joint Venture for its technical R&D to aid in the industrialization of its products and equipment, to support the Joint Venture’s engineering research center, to attract employees, support initiatives with academic institutions.

(5)               Apply to the People’s Government of Shanxi Province, the People’s Government of Taiyuan, Taiyuan High-tech Development Zone and Taiyuan Economic & Technical Development Zone for the grant to the Joint Venture of tax preferences as well as relevant supportive policies related to: (i) the projects undertaken or implemented by the Joint Venture, (ii) the “Deng Zhonghan Academician Workstation” and the “Enterprise Postdoctoral Workstation” organized by the Joint Venture, (iii) the “Product R&D Center,” “National Engineering Research Center of Security Monitoring,” “Data Center for Security Monitoring” and the “Operation Service Center of Security” established in the Industrial Park by the Joint Venture, and (iv) all the technicians in such aspects as management, R&D and technology who are recruited and introduced by the Joint Venture.

(6)               Apply to the People’s Government of Shanxi Province to strongly support and promote the Joint Venture if it conducts an IPO.

4.                    Confidentiality

4.1.           Upon conclusion of this Agreement, any Party shall not (and shall promote its directors, senior managers, employees, shareholders, affiliated companies, counselors, accountants, lawyers and other consultants, proxies, agents, or representatives (collectively referred to as “Representatives”) not to) disclose any of the following information (“Confidential Information”) to any third party in any form without prior written consent from the other Parties:

(1)               Existence of this Agreement and its clauses and contents;

(2)               Any information related to the other Parties and/or their related parties that is directly or indirectly provided or disclosed by the other Parties (including their Representatives) to the Party or its representative (including but not limited to commercial, financial, legal, technical, personnel, client, service provider, shareholder and other information, intellectual property rights and proprietary technologies made in oral, electronic, digital or written form, as well as records, copies or other materials including or disclosing the foregoing information).

4.2.           The following disclosures made by a Party regarding the Confidential Information are free from the limitation of Article 3.1 hereof:

(1)               Disclosure required by judicial or administrative procedures or governing laws; or

(2)               Disclosure made to the Representatives required to know the Confidential Information; provided that such disclosure is made in a confidential manner and within the range of the Confidential Information required to be known by such Representatives, and that such Representatives have been informed of the confidential nature of such Confidential Information and have entered into a confidentiality agreement or made written commitments not to disclose the Confidential Information to any other third party.

5.                    Announcement

5.1.           Except required by governing laws or stipulations or orders of government departments, stock exchanges, or other institutions with regulatory functions, any Party shall not make any announcement or disclosure in respect to this Agreement or this Cooperation without prior written consent from the other Parties.

5.2.           In case a Party intends to make announcement or disclosure in accordance with the exceptional cases specified in Article 4.1 hereof, the Party shall negotiate with the other Parties in respect to the scope, form, content and time of such announcement or disclosure.

6.                    Costs and Expenses

The Parties agree to respectively undertake the costs and expenses incurred from conclusion and performance of this Agreement.

7.                    Governing Law and Dispute Settlement

7.1.           The laws of the People’s Republic of China shall apply.

7.2.           Disputes arising from or related to this Agreement may firstly be settled by the Parties through negotiation; otherwise, any Party is entitled to submit such disputes to Taiyuan Arbitration Commission to have them arbitrated in Taiyuan in accordance with the arbitration rules of the Commission effective at the time of arbitration application. The arbitration decisions shall be final and binding upon the Parties.

8.                    Termination

8.1.           The Parties agree that this Agreement shall remain in force until (i) the date when the Parties agree to terminate in written form; or (ii) the date when it is terminated pursuant to the governing law, whichever is earlier, unless otherwise stipulated hereby.

8.2.           The Parties agree that other terms except Articles 4, 5, 6, 7 and 8 hereof shall not be legally binding as of the date when this Agreement is terminated.

9.                    Effectiveness

This Agreement shall take effect upon being signed by the respective legal or authorized representative of the Parties and affixed by their respective official seal.

10.              Counterparts

This Agreement is made in triplicate with each holding one (1) copy, and the three (3) copies have the same legal effect.

(The pages below are for signature.)

(This page is for signature of the Investment Agreement regarding the Establishment of Zhongtianxin Science and Technology Co., Ltd.)

Shanxi Guoxin Investment (Group) Corporation (Seal)

Signature:	/s/ Zhang Guanghui

Date: July 13th, 2012

(This page is for signature of the Investment Agreement regarding the Establishment of Zhongtianxin Science and Technology Co., Ltd.)

Vimicro Corporation (Seal)

	Signature:	/s/ Jin Zhaowei

Date: July 13, 2012

(This page is for signature of the Investment Agreement regarding the Establishment of Zhongtianxin Science and Technology Co., Ltd.)

Beijing Zhongxing Tianshi Consulting Company (Seal)

	Signature:	/s/ Zhai Jinsheng

Date: July 13, 2012